Exhibit (h)(9)

AMENDMENT NO. 4

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that effective January 1, 2019, the Administrative Services Agreement dated May 2, 2016, as amended, between TCF and TAM, is hereby amended to reflect amended fee schedules for each of Thrivent Core Emerging Markets Equity Fund, Thrivent Core International Equity Fund and Thrivent Core Low Volatility Equity Fund. A revised Schedule A is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Gerard V. Vaillancourt
Gerard V. Vaillancourt

Vice President, Chief Financial Officer and Treasurer

Schedule A

(effective January 1, 2019)

Fund	Fee

1. Thrivent Core Short-Term Reserve Fund 2. Thrivent Emerging Markets Debt Fund	$90,000 (a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

3. Thrivent Core International Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

4. Thrivent Core Low Volatility Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.